EXHIBIT 99.1

Sportsman's Warehouse Holdings, Inc. Announces Fourth Quarter and Record Fiscal Year 2021 Financial Results

WEST JORDAN, Utah, March 29, 2022 (GLOBE NEWSWIRE) -- Sportsman's Warehouse Holdings, Inc. ("Sportsman's Warehouse" or the “Company”) (Nasdaq: SPWH) today announced financial results for the thirteen and fifty-two weeks ended January 29, 2022.

“We are very pleased with our performance for the fourth quarter as we exceeded our guidance given earlier in the year,” said Jon Barker, Sportsman’s Warehouse CEO. “While there was some softening in our shooting sports category in 2021, our business fundamentals remain strong, with growth in all our other categories, led by double-digit growth in footwear and apparel. We also expanded our footprint by opening 10 new stores during the year, refurbished another 19 stores, and grew our e-commerce business to over 15% of net sales, successfully executing on our strategic initiatives.”

Mr. Barker continued, “As we look ahead this year, it’s encouraging that we continue to see strong participation in outdoor activities. We will continue to improve our merchandising and overall customer experience, and believe we are well positioned to capture additional market share and further grow our omni-channel platform.”

For the thirteen weeks ended January 29, 2022:

  Net sales were $416.3 million, a decrease of 5.0%, compared to $438.2 million in the fourth quarter of fiscal year 2020. The net sales decrease was primarily due to lower sales in our firearms and ammunition categories compared to the prior year period. Compared to the the fourth quarter of fiscal year 2019 net sales increased 61.3% from $258.2 million.

  Same store sales decreased 10.8% during the fourth quarter of 2021, compared to the fourth quarter of 2020. Compared to the same period of 2019, same store sales increased 38.2%.

  Gross profit was $136.6 million or 32.8% of net sales, compared to $142.0 million or 32.4% of net sales in the comparable prior year period. The 40 basis point improvement as a percentage of net sales can be attributed to favorable product sales mix and higher product margins, partially offset by higher overall transportation and freight costs.

  Selling, general and administrative (SG&A) expenses increased to $113.4 million, an increase of 10.5%, compared to $102.6 million in the fourth quarter of fiscal year 2020. This increase was primarily due to higher payroll expenses from the addition of 10 new stores during the year, minimum wage increases at 53 of our stores and a one-time retention bonus paid to certain senior employees during the fourth quarter of fiscal year 2021. We also experienced increases in rent, other SG&A expenses, depreciation and store pre-opening expenses during the fourth quarter of fiscal year 2021.

  Net income was $58.4 million, compared to net income of $29.6 million in the fourth quarter of 2020. Adjusted net income was $22.0 million compared to adjusted net income of $33.5 million in the fourth quarter of 2020 (see “GAAP and Non-GAAP Measures”).

  Adjusted EBITDA was $38.5 million, compared to $51.5 million in the comparable prior year period (see "GAAP and Non-GAAP Measures").

  Diluted earnings per share were $1.31 compared to diluted earnings per share of $0.66 in the comparable prior year period. Adjusted diluted earnings per share were $0.49 compared to adjusted diluted earnings per share of $0.75 for the comparable prior year period (see "GAAP and Non-GAAP Measures").

For the fifty-two weeks ended January 29, 2022:

  Net sales were $1,506.1 million, an increase of $54.3 million, or 3.7%, compared to fiscal year 2020. This net sales increase was primarily due to the opening of 10 new stores during the year, as well as strong growth in our ecommerce platform compared to the prior year.

  Same store sales decreased 2.2% during fiscal year 2021 compared to fiscal year 2020. This decrease was due to lower sales in our firearms and ammunition categories. Compared to fiscal year 2019, same store sales increased 42.5%.

  The Company opened 10 new stores during 2021 and ended the year with 122 total stores in operation.

  Gross profit was $490.3 million or 32.6% of net sales, as compared to $476.5 million or 32.8% of net sales for fiscal year 2020. This year-over-year decrease of 20-basis points in gross profit margin was due to higher transportation and freight costs.

  SG&A expenses increased to $399.7 million or 26.5% of net sales, compared with $353.7 million or 24.4% of net sales for fiscal year 2020. This increase was primarily due to higher payroll expenses from the addition of 10 new stores during the year, minimum wage increases at 53 of our stores and a one-time retention bonus paid to certain senior employees during 2021. We also experienced increases in rent, other SG&A expenses, depreciation and store pre-opening expenses during fiscal year 2021.

  Net income was $108.5 million compared to net income of $91.4 million in fiscal year 2020. Adjusted net income was $76.8 million compared to adjusted net income of $99.1 million in fiscal year 2020 (see “GAAP and Non-GAAP Measures”).

  Adjusted EBITDA was $136.6 million compared to $163.2 million in fiscal year 2020 (see "GAAP and Non-GAAP Measures").

  Diluted earnings per share were $2.44 for fiscal year 2021, compared to diluted earnings per share of $2.06 last year. Adjusted diluted earnings per share were $1.72 for fiscal year 2021 compared to adjusted diluted earnings per share of $2.23 last year (see "GAAP and Non-GAAP Measures").

Balance sheet highlights as of January 29, 2022:

  The Company ended the year with net debt of $9.1 million, comprised of $57.0 million of cash on hand and $66.1 million of borrowings outstanding under the Company’s revolving credit facility. In comparison, net debt as of the end of fiscal year 2019 was $144.1 million, comprised of $1.7 million of cash on hand and $145.8 million in total debt. In December 2021, we received a $55 million cash payment from Great Outdoors Group in connection with the termination of the merger agreement.

  Total liquidity was $203 million as of the end of fiscal 2021, comprised of $146 million of availability on the revolving credit facility and $57 million of cash on hand.

First Quarter 2022 Outlook:

For the first quarter of fiscal year 2022, net sales are expected to be in the range of $300 million to $310 million, anticipating that same store sales will be down 14% to 11% year-over-year. Adjusted diluted earnings per share for the quarter are expected to be in the range of ($0.01) to $0.01.

Jeff White, Chief Financial Officer of Sportsman’s Warehouse said, “We believe we are in a very solid financial position heading into this year, with sufficient overall inventory levels and a healthy balance sheet. We will take a disciplined approach in how we allocate our capital and will look to utilize the balance sheet as we invest in new store development, bring on new talent and technology, and consider strategic acquisition opportunities. Additionally, we are pleased that our Board has authorized a share repurchase program, as announced last week.”

Conference Call Information:

A conference call to discuss fourth quarter and fiscal year 2021 financial results is scheduled for March 29, 2022, at 4:30PM Eastern Time. The conference call will be webcast and may be accessed via the Investor Relations section of the Company’s website at www.sportsmans.com.

Non-GAAP Information

This press release includes the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission (the “SEC”): adjusted income from operations, adjusted net income, adjusted diluted earnings per share and Adjusted EBITDA. We define adjusted income from operations and adjusted net income as income from operations and net income, respectively, in each case, plus expenses incurred relating to bonuses and increased wages paid to front-line and non-executive back office associates due to COVID-19, costs incurred for the recruitment and hiring of key members of management, expenses incurred relating to the acquisition of Field and Stream store locations and the terminated merger with the Great Outdoors Group, LLC, a legal settlement accrual, and the costs and impairments recorded relating to the closure of one store during the first quarter of 2020, less the gain on a bargain purchase of tangible assets acquired in connection with the Field & Stream store locations acquired during fiscal year 2020, the termination payment received in connection with the terminated merger agreement with Great Outdoors Group, LLC and recognized tax benefits, as applicable. We define adjusted diluted earnings per share as adjusted net income divided by diluted weighted average shares outstanding. We define Adjusted EBITDA as net income plus interest expense, income tax (benefit) expense, depreciation and amortization, stock-based compensation expense, bonuses and increased wages paid to front-line and non-executive back office associates due to COVID-19, expenses incurred relating to the acquisition of Field and Stream store locations and the terminated merger with the Great Outdoors Group, LLC, pre-opening expenses, the costs and impairments recorded relating to the closure of one store during the first quarter of 2020, a legal settlement accrual costs incurred for the recruitment and hiring of key members of management, less the gain on a bargain purchase of tangible assets acquired in connection with the Field & Stream store locations acquired during fiscal year 2020 and the termination payment received in connection with the terminated merger agreement with Great Outdoors Group, LLC. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures under “GAAP and Non-GAAP Measures” in this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company’s business and facilitate a more meaningful comparison of its diluted earnings per share and actual results on a period-over-period basis. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company’s industry may calculate these items differently than the Company does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include, but are not limited to, statements regarding our ability to execute on our strategic initiatives and capture additional market shares and our ability to return capital to our shareholders. Investors can identify these statements by the fact that they use words such as "continue", "expect", "may", “opportunity”, "plan", "future", “ahead” and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to many factors including, but not limited to:  current and future government regulations relating to the sale of firearms and ammunition, which may impact the supply and demand for the Company’s products and ability to conduct its business; the Company’s retail-based business model; general economic, market and other conditions and changes in consumer spending; the Company’s concentration of stores in the Western United States; competition in the outdoor activities and specialty retail market; changes in consumer demands; the Company’s expansion into new markets and planned growth; the impact of COVID-19 on the Company’s operations; and other factors that are set forth in the Company's filings with the SEC, including under the caption “Risk Factors” in the Company’s Form 10-K for the fiscal year ended January 29, 2022 which will be filed with the SEC on March 30, 2022, and the Company’s other public filings made with the SEC and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Sportsman's Warehouse Holdings, Inc.

Sportsman’s Warehouse Holdings, Inc. is an outdoor specialty retailer focused on meeting the needs of the seasoned outdoor veteran, the first-time participant, and everyone in between. We provide outstanding gear and exceptional service to inspire outdoor memories.

For press releases and certain additional information about the Company, visit the Investor Relations section of the Company's website at www.sportsmans.com.

Investor Contacts:

Riley Timmer
Vice President, Investor Relations & Corp. Development
Sportsman’s Warehouse
(801) 566-6681
investors@sportsmans.com

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)

	For the Thirteen Weeks Ended
	January 29, 2022	% of net sales	January 30, 2021	% of net sales	YOY Variance

Net sales	$416,288	100.0%	$438,195	100.0%	$(21,907)
Cost of goods sold	279,714	67.2%	296,190	67.6%	(16,476)
Gross profit	136,574	32.8%	142,005	32.4%	(5,431)

Operating expenses:
Selling, general and administrative expenses	113,415	27.2%	102,630	23.4%	10,785
Income from operations	23,159	5.6%	39,375	9.0%	(16,216)
Merger termination payment	(55,000)	(13.2%)	-	0.0%	(55,000)
Interest expense	475	0.1%	419	0.1%	56
Income before income tax expense	77,684	5.5%	38,956	8.9%	38,728
Income tax expense	19,250	4.6%	9,389	2.1%	9,861
Net income	$58,434	0.9%	$29,567	6.8%	$28,867

Earnings per share
Basic	$1.33		$0.68		$0.65
Diluted	$1.31		$0.66		$0.65

Weighted average shares outstanding
Basic	43,880		43,622		258
Diluted	44,582		44,681		(99)

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)

	For the Fifty-Two Weeks Ended
	January 29, 2022	% of net sales	January 30, 2021	% of net sales	YOY Variance

Net sales	$1,506,072	100.0%	$1,451,767	100.0%	$54,305
Cost of goods sold	1,015,775	67.4%	975,313	67.2%	40,462
Gross profit	490,297	32.6%	476,454	32.8%	13,843

Operating expenses:
Selling, general and administrative expenses	399,678	26.5%	353,706	24.4%	45,972
Income from operations	90,619	6.1%	122,748	8.4%	(32,129)
Bargain purchase gain	-	0.0%	(2,218)	(0.2%)	2,218
Merger termination payment	(55,000)	(3.7%)	-	0.0%	(55,000)
Interest expense	1,380	0.1%	3,506	0.2%	(2,126)
Income (loss) before income tax expense	144,239	6.0%	121,460	8.2%	22,779
Income tax expense (benefit)	35,769	2.4%	30,080	2.1%	5,689
Net Income	$108,470	3.6%	$91,380	6.1%	$17,090

Earnings per share
Basic	$2.47		$2.10		$0.38
Diluted	$2.44		$2.06		$0.38

Weighted average shares outstanding
Basic	43,827		43,525		302
Diluted	44,543		44,430		113

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

Assets
	January 29, 2022	January 30, 2021
Current assets:
Cash	$57,018	$65,525
Accounts receivable, net	1,937	581
Merchandise inventories	386,560	243,434
Prepaid expenses and other	21,955	15,113
Total current assets	467,470	324,653
Operating lease right of use asset	243,047	235,262
Property and equipment, net	128,304	99,118
Goodwill	1,496	1,496
Definite lived intangible assets, net	264	289
Total assets	$840,581	$660,818

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$58,916	$77,441
Accrued expenses	109,012	109,056
Operating lease liability, current	40,924	36,014
Income taxes payable	9,500	4,917
Revolving line of credit	66,054	-
Total current liabilities	284,406	227,428

Long-term liabilities:
Deferred income taxes	5,779	434
Operating lease liability, noncurrent	236,227	228,296
Total long-term liabilities	242,006	228,730
Total liabilities	526,412	456,158

Stockholders’ equity:
Common stock	439	436
Additional paid-in capital	90,851	89,815
Accumulated earnings	222,879	114,409
Total stockholders’ equity	314,169	204,660
Total liabilities and stockholders' equity	$840,581	$660,818

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	January 29, 2022	January 30, 2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$108,470	$91,380
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	26,200	21,801
Amortization of discount on debt and deferred financing fees	251	535
Amortization of Intangible assets	26	28
Loss (gain) on asset dispositions	-	804
Gain on bargain purchase	-	(2,218)
Noncash operating lease expense	31,536	25,307
Deferred income taxes	5,345	(919)
Stock based compensation	3,328	3,302
Change in assets and liabilities, net of amounts acquired:
Accounts receivable, net	(1,356)	323
Operating lease liabilities	(26,479)	(24,390)
Merchandise inventory	(143,126)	39,938
Prepaid expenses and other	(7,093)	(2,633)
Accounts payable	(20,382)	37,812
Accrued expenses	(2,929)	42,017
Income taxes payable and receivable	4,583	5,729
Net cash provided by operating activities	(21,626)	238,816

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment, net of amounts acquired	(53,452)	(19,754)
Acquisition of Field and Stream stores, net of cash acquired	-	(6,473)
Net cash used in investing activities	(53,452)	(26,227)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (payments) borrowings on line of credit	66,054	(116,078)
(Decrease) Increase in book overdraft	2,806	(2,381)
Proceeds from issuance of common stock per employee stock purchase plan	-	580
Payment of withholdings on restricted stock units	(2,289)	(870)
Principal payments on long-term debt	-	(30,000)
Net cash used in financing activities	66,571	(148,749)

Net change in cash	(8,507)	63,840
Cash at beginning of year	65,525	1,685
Cash at end of period	$57,018	$65,525

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
GAAP and Non-GAAP Measures (Unaudited)
(in thousands, except per share data)

Reconciliation of GAAP net income and GAAP dilutive earnings per share to adjusted net income and adjusted diluted earnings per share:

	For the Thirteen Weeks Ended		For the Fifty-Two Weeks Ended

	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021
Numerator:
Net income	$58,434	$29,567	$108,470	$91,380
Hazard pay (3)	-	1,926	-	6,526
Acquisition costs (4)	3,314	3,379	9,733	3,710
Bargain purchase (5)	-	-	-	(2,218)
Legal accrual (6)	-	-	-	2,125
Store closing write-off (7)	-	-	-	1,039
Retention pay (8)	2,549	-	2,549	-
Merger termination payment (9)	(55,000)	-	(55,000)	-
Less tax benefit	12,677	(1,385)	11,021	(3,497)
Adjusted net income	$21,974	$33,487	$76,773	$99,065

Denominator:
Diluted weighted average shares outstanding	44,582	44,681	44,543	44,430

Reconciliation of earnings per share:
Dilutive earnings per share	$1.31	$0.66	$2.44	$2.06
Impact of adjustments to numerator and denominator	(0.82)	0.09	(0.72)	0.17
Adjusted diluted earnings per share	$0.49	$0.75	$1.72	$2.23

Reconciliation of net income to adjusted EBITDA:
	For the Thirteen Weeks Ended		For the Fifty-Two Weeks Ended
	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021
Net income	$58,434	$29,567	$108,470	$91,380
Interest expense	474	419	1,379	3,506
Income tax expense (benefit)	19,250	9,389	35,769	30,080
Depreciation and amortization	7,425	5,816	26,226	21,830
Stock-based compensation expense (1)	1,091	867	3,328	3,302
Pre-opening expenses (2)	1,008	164	4,098	1,942
Hazard pay (3)	-	1,926	-	6,526
Acquisition costs (4)	3,314	3,379	9,733	3,710
Bargain purchase (5)	-	-	-	(2,218)
Legal accrual (6)	-	-	-	2,125
Store closing write-off (7)	-	-	-	1,039
Retention pay (8)	2,549	-	2,549	-
Merger termination payment (9)	(55,000)	-	(55,000)	-
Adjusted EBITDA	$38,545	$51,527	$136,552	$163,222

(1) Stock-based compensation expense represents non-cash expenses related to equity instruments granted to employees under our 2019 Performance Incentive Plan and Employee Stock Purchase Plan.
(2) Pre-opening expenses include expenses incurred in the preparation and opening of a new store location, such as payroll, travel and supplies, but do not include the cost of the initial inventory or capital expenditures required to open a location.
(3) Expense relating to bonuses and increased wages paid to front-line and back office associates due to the COVID-19 pandemic.
(4) Includes $237 of expenses incurred relating to the acquisition of cash, inventory, furniture, fixtures, and equipment, and certain other assets related to Field & Stream stores operated by DICK’S in fiscal year 2020. Also includes $3,473 and $9,733 of expenses incurred relating to the proposed merger with Great Outdoors Group on December 21, 2020, respectively, for fiscal year 2020 and fiscal year 2021.
(5) Excess of the fair value over the purchase price of tangible assets acquired in connection with the Field & Stream stores acquired during fiscal year 2020. See Note 3 to the financial statements for additional information.
(6) Accrual relating to pending labor litigation in the state of California.
(7) Costs and impairments recorded relating to the closure of one store during the first quarter of 2020. These costs were recorded as a component of selling, general, and administration expenses on the condensed consolidated statement of operations.
(8) Expense relating to retention bonuses paid to certain senior employees in response to the terminated merger with Great Outdoors Group.
(9) Represents a one-time $55 million termination payment received in connection with the terminated merger with Great Outdoors Group.

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
GAAP and Non-GAAP Measures (Unaudited)
(in thousands, except per share data)

Reconciliation of first quarter 2022 guidance:
	Estimated Q1 '22
	Low	High
Numerator:
Net income (loss)	$(897)	$23
Acquisition costs (1)	$452	$452
Adjusted net income (loss)	$(445)	$475
Denominator:
Diluted weighted average shares outstanding	44,500	44,500

Reconciliation of earnings per share:
Diluted earnings (loss) per share	$(0.01)	$0.01
Impact of adjustments to numerator and denominator	-	-
Adjusted diluted earnings (loss) per share	$(0.01)	$0.01

(1)	Includes $452 of expenses incurred relating to the terminated merger with Great Outdoors Group on December 21, 2020.